Exhibit 99.1:

                                       COMPANY CONTACT:

                                       Bonnie Ortega, Investor Relations
                                       bortega@cardiodynamics.com
                                       800-778-4825, Ext. 1005

               CARDIODYNAMICS REPORTS SECOND QUARTER 2005 RESULTS

  COMPANY ALSO ANNOUNCES OPERATIONAL RESTRUCTURING FOR FUTURE STRATEGIC GROWTH

SAN DIEGO, CA--June 28, 2005--CardioDynamics (Nasdaq: CDIC), the innovator and leader of Impedance Cardiography (ICG) technology, today reported its financial results for its fiscal second quarter 2005.

SECOND QUARTER 2005 RESULTS:

Net sales for second quarter 2005 were $9.4 million, a decrease of 9%, compared to sales of $10.3 million for the same period last year. ICG revenue for the quarter decreased 17% to $6.9 million from $8.3 million in the same period in 2004. This was a result of the continued transition from direct-only sales to team-selling involving the Company's direct sales team and two distribution sales partners, Physician Sales & Service, Inc. (PSS) and the Caligor division of Henry Schein; Medicare policy clarification restricting hypertension coverage; and lengthened sales cycles and decreased average selling prices due to the emergence of competition.

The Company reported a net loss of $682,000, or ($0.01) per diluted share for the second quarter of 2005, compared with net income of $958,000, or $0.02 per diluted share reported in the same quarter last year. For the six months ended May 31, 2005, net loss was $1.3 million, or ($0.03) per diluted share, compared to net income of $1.7 million, or $0.03 per diluted share, for the same period in 2004.

OPERATING HIGHLIGHTS:

During the second quarter 2005, sales of ICG devices totaled 243 units, including 163 ICG monitors, of which 118 were BioZ Dx systems, 76 ICG modules and 4 Medis ICG monitors. There have been over 5,500 ICG systems shipped worldwide, including over 1,100 ICG modules. At the end of fiscal second quarter 2005, field associates totaled 83 people, including 50 U.S. territory managers and 21 clinical application specialists.

Combined ICG and electrocardiograph (ECG) sensor revenue in the second quarter 2005 was $4.3 million representing 46% of total sales. During the quarter, Vermed's ECG sensors contributed $2.5 million to net sales. ICG sensor revenue for the second quarter 2005 was $1.8 million (27% of total ICG net sales), an increase of 10%, compared with $1.7 million (20% of total ICG net sales) in the same quarter 2004. ICG sensor revenue also increased 12% sequentially over first quarter 2005.

Overall gross margin percentage for the second quarter 2005 was 56% compared to 72% in the second quarter 2004. Gross margin percentage for the ICG business was 63% and for the ECG business was 40% compared to 81% and 37% respectively in the same quarter last year. The decrease in gross margin for the ICG business was a result of higher BioZ Dx product cost and lower average selling price of BioZ monitors partially due to competitive pressures.

Operating cash flow for fiscal second quarter 2005 was $300,000, down from $898,000 in the same quarter last year. Operating cash flow improved $1.0 million from a $735,000 use of cash from operations in first quarter 2005, partly as a result of improved accounts receivable cash collections, which were $12.2 million, representing 121% of first quarter 2005 trade receivable sales. During the second quarter 2005, the Company paid down its bank loan by $438,000 and ended the quarter with $4.6 million of cash and cash equivalents in the bank.

CEO COMMENTS:

"Our second quarter results fell short of our expectations, and we were particularly disappointed in the lack of growth in the ICG business," stated Michael K. Perry, CEO of CardioDynamics. "Although the relationships with PSS and Caligor distributor representatives accounted for 36% of total domestic BioZ sales in the quarter, we have not yet been able to achieve incremental sales productivity from our direct sales team. During the remainder of the year, we will focus on strategies to strengthen our distributor relationships. Currently, we are engaged in our first corporate national promotions with PSS and Henry Schein. A target ICG mailer is being sent this week to 21,000 PSS customers. Additionally, Henry Schein recently distributed promotional product brochures to 180,000 customers, and their telemarketing and field sales representatives will be following up on leads generated by this promotion. The value of distribution lies in the breadth of customer relationships and, with the resulting leads from these national promotions to over 200,000 physicians, we anticipate an increase in our sales force productivity."

Perry added, "The 2004 Medicare clarification has served effectively to restrict ICG hypertension use in all but resistant hypertensive patients, which has also contributed to the overall downturn in ICG growth. To counter this challenge, we have redirected our sales force more toward internal medicine, cardiology and larger group practices. Additionally, we are driving toward the publication of our multi-center CONTROL study in a leading medical journal by the end of 2005. Once CONTROL is published, we plan to present the findings to Medicare to assist in our efforts to broaden ICG hypertension coverage."

As a result of cost containment measures, operating expenses for the second quarter 2005 decreased 4% to $6.1 million compared with $6.4 million for the same period in 2004. Despite the reduced expenses in the second quarter, the Company identified the need for additional expense reduction and completed an operational restructuring in early third quarter 2005, resulting in a 10% reduction of its workforce. The consolidation and elimination of 25 positions across the Company is expected to save approximately $2 million annually.

Perry concluded, "With the losses experienced in the first and second quarters, we felt it important to immediately reduce expenses to align with current revenue levels. We deeply regret the necessity of this measure, but it allows us to invest strategically for future growth and enhances the long-term success and viability of the Company. We feel confident we will overcome the challenges of the first half of 2005 and remain enthusiastic about our growth opportunities over the next several years."

ADDITIONAL HIGHLIGHTS AND ACCOMPLISHMENTS:

    . Vermed's award of a multi-source, three-year contract with Premier Purchasing Partners LLP, the group purchasing division of Premier, Inc. and one of the largest healthcare alliances in the United States

    . Presentation of the Company's multi-center CONTROL study demonstrating that use of BioZ ICG was more than two times better than standard care for achievement of blood pressure control in mild to moderate hypertensive patients

    . Presentation of a study conducted by researchers at the University of Texas Southwestern Medical Center at Dallas showing BioZ use reduced the incidence of low blood pressure by 52% in women undergoing cesarean section

    . Appointment of Mayer Hoffman McCann P.C., currently the seventh largest audit firm in the nation, as the Company's new independent registered public accounting firm

CONFERENCE CALL INFORMATION:

Michael K. Perry, Chief Executive Officer, will host a summary of CardioDynamics' second quarter 2005 results in a conference call today at 4:30 p.m. (EDT). To access the conference call, dial 800-346-7359 (Code 7784). International participants can call 973-528-0008 (Code 7784). A replay of the call will be available for one month following the call at 800-332-6854 (Code
7784). The international replay number is 973-528-0005 (Code 7784). The Internet webcast is at http://phx.corporate-ir.net/playerlink.zhtml?c=86923&s=wm&e=1084833.

ABOUT CARDIODYNAMICS:

CardioDynamics (Nasdaq: CDIC), the ICG Company, is the innovator and leader of breakthrough medical technology called Impedance Cardiography (ICG). The Company develops, manufactures and markets noninvasive diagnostic and monitoring technologies and electrodes. The Company's ICG Systems are being used by physicians around the world to help battle the number one killer of men and women--cardiovascular disease. Partners include GE Healthcare and Philips Medical Systems. For additional information, please refer to the company's Web site at www.cdic.com.

FORWARD-LOOKING (SAFE HARBOR) STATEMENT:

Except for the historical and factual information contained herein, this press release contains forward-looking statements including success of distributor team sales approach, improved sales productivity, and the publication of clinical studies, the accuracy of which is necessarily subject to uncertainties and risks including the Company's primary dependence on the BioZ product line, and various uncertainties characteristic of early growth companies, as well as other risks detailed in the Company's filings with the SEC, including its 2004 Form 10-K/A. The Company does not undertake to update the disclosures contained in this press release.

                    CARDIODYNAMICS INTERNATIONAL CORPORATION

                 In thousands, except per share data (unaudited)

                                                          THREE MONTHS ENDED         SIX MONTHS ENDED
                                                                MAY 31,                   MAY 31,
                                                       -----------------------   -----------------------
SELECTED CONSOLIDATED OPERATIONAL RESULTS                 2005         2004         2005         2004
----------------------------------------------------   ----------   ----------   ----------   ----------
Net Sales                                              $    9,370   $   10,270   $   19,048   $   18,285
Cost of Sales                                               4,077        2,880        7,424        4,735
                                                       ----------   ----------   ----------   ----------
Gross Margin                                                5,293        7,390       11,624       13,550
Research and Development                                      587        1,225        1,251        2,058
Selling and Marketing                                       4,339        4,293        9,522        8,306
General and Administrative                                  1,102          762        2,439        1,339
Amortization of Intangible Assets                              92           78          223           78
                                                       ----------   ----------   ----------   ----------
Income (Loss) from Operations                                (827)       1,032       (1,811)       1,769
Other Income (Expense), net                                    (7)          26          (65)         121
                                                       ----------   ----------   ----------   ----------
Income (Loss) before Income Taxes                            (834)       1,058       (1,876)       1,890
Income Tax Benefit (Provision)                                145         (100)         572         (171)
Minority Interest in Income (Loss) of Subsidiary                7            -          (21)           -
                                                       ----------   ----------   ----------   ----------
Net Income (Loss)                                      $     (682)  $      958   $   (1,325)  $    1,719
                                                       ==========   ==========   ==========   ==========
Net Income (Loss) per Common Share,
  - Basic                                              $    (0.01)  $     0.02   $    (0.03)  $     0.04
                                                       ==========   ==========   ==========   ==========
  - Diluted                                            $    (0.01)  $     0.02   $    (0.03)  $     0.03
                                                       ==========   ==========   ==========   ==========
Weighted-Average Number of Shares Used in
Per Share Calculation:
  - Basic                                                  48,792       47,396       48,771       46,975
                                                       ==========   ==========   ==========   ==========
  - Diluted                                                48,792       50,326       48,771       49,926
                                                       ==========   ==========   ==========   ==========

                    CARDIODYNAMICS INTERNATIONAL CORPORATION

                 In thousands, except per share data (unaudited)

                                                        MAY 31,     NOVEMBER 30,
SELECTED CONSOLIDATED BALANCE SHEET DATA                 2005           2004          CHANGE
-------------------------------------------------    ------------   ------------    -----------
Cash and Cash Equivalents                            $      4,559   $      6,801            (33)%
Accounts Receivable, net                                    8,101         11,674            (31)%
Inventory, net                                              6,147          4,647             32%
Current Assets                                             22,918         27,257            (16)%
Long-term Assets                                           31,975         30,773              4%
Total Assets                                               54,893         58,030             (5)%
Current Liabilities                                         6,810          7,764            (12)%
Long-term Liabilities                                       4,396          5,338            (18)%
Total Liabilities                                          11,206         13,102            (14)%
Minority Interest                                             217            194             12%
Shareholders' Equity                                       43,470         44,734             (3)%